EXHIBIT 5.1

August 26, 2011

Board of Directors

The Cato Corporation
8100 Denmark Road
Charlotte, North Carolina  28273-5975

Re:      Registration Statement on Form S-8

Gentlemen:

We are acting as counsel to The Cato Corporation, a Delaware corporation (the “Company”), in connection with the preparation, execution, filing and processing with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to an aggregate amount of $10,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”), which represent general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of The Cato Corporation Deferred Compensation Plan (effective July 28, 2011) (the “Plan”). This opinion is furnished to you for filing with the Commission pursuant to Item 601(b)(5) of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Plan, other than as expressly stated herein with respect to the issuance of the Deferred Compensation Obligations.

In our representation of the Company, we have examined the Registration Statement, the Plan, the Company’s Restated Certificate of Incorporation and Restated Bylaws and such corporate records, certificates of public officials and other documentation as we deem necessary or appropriate. We have assumed, without independent investigation, the genuineness of all signatures and the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies. As to certain matters of fact (both expressed and implied), we have relied on representations, statements or certificates of officers of the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when issued in accordance with the terms of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

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Board of Directors

The Cato Corporation

August 26, 2011

The opinion set forth herein are limited to the laws of the State of North Carolina and the General Corporation Law of the State of Delaware and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws.  We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.  Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Very truly yours,

/s/ Parker Poe Adams & Bernstein LLP

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